Exhibit 99.1

SYNOPSYS APPOINTS DR. C.L. “MAX” NIKIAS

TO ITS BOARD OF DIRECTORS

MOUNTAIN VIEW, Calif. – July 14, 2011 - Synopsys, Inc. (NASDAQ: SNPS), a world leader in software and IP for semiconductor design, verification and manufacturing, today announced the appointment of Chrysostomos L. “Max” Nikias to its Board of Directors, effective July 11, 2011. Dr. Nikias is the current President of the University of Southern California (USC), a position he has held since August 2010, and holds the Robert C. Packard President’s Chair and the Malcolm R. Currie Chair in Technology and the Humanities.

“Max brings to our board an extensive background in electrical engineering and insight into developing global technology trends,” said Aart de Geus, chairman and CEO of Synopsys, Inc. “As an internationally recognized engineer and the leader of one of the world’s great institutions of higher learning, Max will be valuable in helping us shape our corporate strategy for the benefit of our customers, investors, partners and employees.”

Dr. Nikias holds a bachelor’s degree in electrical and mechanical engineering from the National Technical University of Athens, and an M.S. and Ph.D. in electrical engineering from the State University of New York at Buffalo. He is a member of the National Academy of Engineering and fellow of the Institute of Electrical and Electronics Engineers (IEEE) and the American Association for the Advancement of Science (AAAS). Among other honors, he has received the IEEE Simon Ramo Medal. Prior to his appointment as president of USC, Dr. Nikias served as USC’s provost and chief academic officer from 2005 through 2010. He was the dean of USC’s Viterbi School of Engineering from 2001 through 2005, and was the founding director of the NSF-funded Integrated Media Systems Center from 1996 through 2001. During his 20-year career at USC Dr. Nikias has been credited with recruiting new academic leadership, strengthening the academic medical enterprise, solidifying engineering as a top-tier school, attracting a series of major donations, creating innovative cross-disciplinary programs, enhancing globalization efforts and increasing support for students. Dr. Nikias has also worked as a consultant for numerous corporations and the U.S. government, including the U.S. Department of Defense. Dr. Nikias has authored hundreds of technical articles, and has numerous internationally utilized textbooks and patents to his name.

“I have been approached to serve on many distinguished boards but encountering one at a company that is a worldwide technology leader such as Synopsys is a rare opportunity,” said Dr. Nikias. “I look forward to making a lasting and valuable contribution to Synopsys’ continued success in the years to come.”

With the addition of Dr. Nikias, seven of Synopsys’ nine Board of Directors members are independent.

About Synopsys

Synopsys, Inc. (NASDAQ: SNPS) is a world leader in electronic design automation (EDA), supplying the global electronics market with the software, intellectual property (IP) and services used in semiconductor design, verification and manufacturing. Synopsys’ comprehensive, integrated portfolio of implementation, verification, IP, manufacturing and field-programmable gate array (FPGA) solutions helps address the key challenges designers and manufacturers face today, such as power and yield management, system-to-silicon verification and time-to-results. These technology-leading solutions help give Synopsys customers a competitive edge in bringing the best products to market quickly while reducing costs and schedule risk. Synopsys is headquartered in Mountain View, California, and has approximately 70 offices located throughout North America, Europe, Japan, Asia and India. Visit Synopsys online at http://www.synopsys.com/.

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Synopsys is a registered trademark of Synopsys, Inc. Any other trademarks or registered trademarks mentioned in this release are the intellectual property of their respective owners.